AMENDMENT TO
BY-LAWS OF
MMC ENERGY, INC.

Effective December 19, 2007

The Bylaws of MMC Energy, Inc. (the “Bylaws”) are hereby amended as follows:

The first paragraph of Article IV, Section 4.2 of the Bylaws is amended and restated to read in its entirety as follows:

“Certificates of Stock. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.”

The first sentence of Article IV, Section 4.3 of the Bylaws is amended and restated to read in its entirety as follows:

“Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation: (i) in the case of shares represented by a certificate, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof.”

Article IV, Section 4.5 of the Bylaws is amended and restated to read in its entirety as follows:

“Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 4.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.”

IN WITNESS WHEREOF, the undersigned Secretary of MMC Energy, Inc. hereby certifies that the foregoing amendment to the Bylaws was duly adopted by the Board of Directors on December 19, 2007.

Dated: December 19, 2007

/s/ Denis Gagnon
Denis Gagnon, Secretary